ADVANCE FINANCIAL BANCORP
                         ADVANCE FINANCIAL SAVINGS BANK

                                EMPLOYEE MEETING

                             RE: TO ANNOUNCE MERGER

         The reason for this email is to provide this very important information to all of you at the same time. An officer will arrive shortly to answer any questions you may have.

         I would like to briefly explain the proposed merger of Advance Financial Bancorp and Advance Financial Savings Bank with Parkvale Financial Corporation of Monroeville, Pennsylvania and Parkvale Savings Bank that is being announced today. Such merger will be voted on by the Advance stockholders at a meeting of shareholders to be held later this year.

         The Merger Agreement provides that our Company and Bank will merge with Parkvale Financial and Parkvale Savings Bank. Each share of Advance stock will be exchanged for the right to receive $26.00 in cash. This exchange for Advance stock includes each share of stock that you may own personally or through an IRA, or as a participant in our ESOP.

         Our employees will receive credit for service with our Bank for purposes of participation, vesting and future benefit accrual under the benefit plans of Parkvale Bank after the merger. Your benefits under our ESOP plan and 401k plan will be immediately vested as of the merger date.

         We expect that many of you are wondering how this merger will affect you personally. At a later date, we will work with Parkvale to discuss any changes that may occur in our operating procedures, benefits programs and employee policies. Parkvale does wish to retain the skills, experience and trust of our employees and build upon our platform of operations while expanding our customer base and product services offered in our market areas.

         We anticipate that the merger will be completed during December 2004 or early 2005. Between now and then, we will work together towards an orderly transition, and we will all learn about how certain things will remain unchanged, or how certain things will change. Each of us has an important role in maintaining the business of our bank, and in helping our customers understand the overall benefits of the merger. It is our goal and responsibility to continue the business of our bank, and to assist our customers during the transition period so that they continue to receive the services and benefits from us that they expect and depend on. It is our goal and to our advantage that we continue to serve and retain our customers and to continue and maintain our profitable business. I intend to continue working with Parkvale for two years following the merger to assist in this effort.

         During the next few months, we will all learn more about the transition process. I would encourage you to ask your supervisor or management if you have any questions. We also expect Parkvale to provide us with more detailed information at a later date. For now, we wanted to share this exciting news with you. Again, thank you for your trust and service.